Contact: Frances G. Rathke, CFO
Tel: (802) 882-2300

GREEN MOUNTAIN COFFEE ROASTERS REPORTS
FISCAL 2003 FOURTH QUARTER AND FULL-YEAR RESULTS

- Net Sales Up 27.1% for the Quarter and 16.7% for the Year -
- Interim CFO Accepts Permanent Appointment -

WATERBURY, VT (November 20, 2003) - Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today reported strong growth in sales and earnings for the Company's fiscal fourth quarter and full-year ended September 27, 2003.

Net sales in the fourth quarter of fiscal 2003 increased 27.1% to $27,505,000, up from $21,641,000 in the fourth quarter of 2002, the twelve-week period ended September 28, 2002. Total coffee pounds shipped increased 25.0% to 3,722,000 pounds.

While growth in all four of the Company's primary channels was strong, the supermarket channel led the increase in coffee pounds shipped, up 32.7% this quarter. Growth in this channel primarily was due to two significant customers: Wild Oats Markets, Inc., and Costco Wholesale Corporation. In the convenience store channel, coffee pounds shipped increased 27.4%. This was due mainly to increased sales relating to inventory replenishment, which varies quarter-to-quarter, to McLane Company, the distributor to Exxon Mobil Corporation convenience stores. In the office coffee service channel (OCS), coffee pounds shipped increased 19.5% driven by strong K-Cup® sales. Key contributors to growth in K-Cups were strong sales to existing OCS distributors, the ongoing conversion of prior Millstone K-Cup customers to Green Mountain K-Cups, and the rollout of Green Mountain Coffee's K-Cup introduction to ARAMARK. The food service channel grew 29.2% in coffee pounds shipped this quarter, due primarily to sales to both Sodexho's university and corporate divisions, and sales to Amtrak.

The Company's gross profit margin in the fourth quarter declined 2.2 percentage points to 39.7% of sales, compared to 41.9% of sales in the year-ago period. This reduction was attributable to higher green coffee costs, a $186,000 write-down of certain manufacturing assets and changes in sales mix. Selling, general and administrative expenses declined to 27.8% of sales from 32.4% of sales a year ago, due primarily to leveraging selling and organizational resources on a higher sales base, as well as lower recruiting and personnel costs in the fourth quarter of 2003 as compared to the fourth quarter of 2002. Selling and operating expenses increased 14.8% as a result of higher variable sales personnel compensation and increased promotional and other marketing costs.

As a result of the above factors, the Company's fourth quarter 2003 operating income improved to 11.9% of sales from 9.5% for the prior year's fourth quarter, and fourth quarter income before the impact of Keurig and income taxes increased to $3,133,000, a 57.6% increase from $1,988,000 in the prior year quarter.

This income was partly offset by Green Mountain Coffee's recognition of a loss of $437,000 (or $0.06 per share) as a result of its equity investment in Keurig, Incorporated in the fourth quarter of 2003, which was within the range given by the Company in its previous guidance.

Green Mountain Coffee generated net income of $1,396,000 as compared to $957,000 during last fiscal year's fourth quarter. The Company reported diluted earnings per share of $0.19 compared to $0.13 for the prior year quarter. Diluted earnings per share, excluding the Company's share of the net loss of Keurig, Incorporated, were $0.25 per share as compared to $0.17 per share in the fourth quarter of 2002.

For the fifty-two weeks ended September 27, 2003, the Company reported a 16.7% increase in net sales to $116,727,000 from $100,000,000 and a 15.3% increase in coffee pounds shipped compared to last year. Gross profit as a percentage of sales decreased to 42.0% as compared to 42.9% in the prior year, impacted by the same factors that impacted fourth quarter gross margin. The Company's operating income improved to 11.2% in 2003 as a percentage of sales compared to 10.7% in 2002, due mainly to leveraging selling and organizational resources on a higher sales base. Net income for fiscal 2003 increased 5.0% to $6,266,000 including a loss of $1,127,000 from Green Mountain Coffee's recognition of its share of the Keurig, Incorporated loss. In fiscal 2002, the Company reported income of $5,970,000, which reflected a loss of $262,000 from the investment in Keurig, Incorporated. Diluted earnings per share were $0.86, up $0.04 from last year. Diluted earnings per share excluding the Company's share of the net loss of Keurig, Incorporated, were $1.02 per share as compared to $0.86 per share for fiscal 2002.

Robert P. Stiller, Chairman, President, and Chief Executive Officer, said, "It is gratifying to have these solid results to report today, from both a financial and socially responsible perspective. Twenty-two years ago, we began as one small café in Vermont, roasting and serving incredible coffee. Today we are a $116+ million coffee roaster, with a multi-channel business that is growing from a strong northeast presence to the rest of the eastern seaboard and several markets across the country. In fact, the majority of pounds growth in fiscal 2003 came from outside the New England area as our brand, values, and the quality of our coffee gain increasingly national acceptance."

Stiller continued, "I believe we've made a meaningful difference in educating the public about the importance of supporting Fair Trade as well as the role that companies can play in helping to support communities and protect the environment. We sold over 15.5 million pounds of coffee in fiscal 2003, including 1.9 million pounds of Fair Trade and organic coffee. This past year we once again grew our operating income, excluding Keurig, faster than our sales, and retained the entrepreneurial spirit and commitment to corporate social responsibility that are, I believe, the foundation of who we are and why we succeed."

Green Mountain Coffee also announced today the appointment of Frances G. Rathke as Chief Financial Officer. Ms. Rathke has been the Interim Chief Financial Officer since April 7, 2003. She brings more than 20 years of strategic financial planning and management experience, with knowledge and financial leadership in both consumer packaged goods and retail environments in entrepreneurial companies. Ms. Rathke was the former Chief Financial Officer of Ben & Jerry's Homemade, Inc., from 1990 through 2000 and during 2001 served as the Interim CFO for Wild Oats Markets, Inc., a leading natural foods retailer. She is a CPA and began her career with Coopers & Lybrand LLC.

Mr. Stiller said, "We are extremely pleased that Fran is joining Green Mountain Coffee as our CFO. Her strategic and financial skills, and her demonstrated ability to contribute meaningfully to the leadership of an entrepreneurial, rapidly growing company, will help us further our growth rate and build upon our strong financial results. Equally important, she shares our commitment to corporate social responsibility."

Forward Looking Information

The Company expects net sales growth in the range of 13% to 18% and coffee pounds growth of 9% to 12% in fiscal 2004. The Company anticipates that its operating margin will be in the range of 10.9% to 11.2%. The Company anticipates its tax rate for 2004 will be 42%. Net income prior to the recognition of the Keurig, Incorporated loss is expected to increase in the range of 12% to 17% over fiscal 2003. The Company expects that the recognition of its share of Keurig's loss for fiscal 2004 will reduce diluted earnings per share by $0.07 to $0.12. The Company anticipates its fully diluted earnings per share for 2004 to be in the range of $1.02 to $1.09 per share.

The Company forecasts its capital expenditures for 2004 to be in the range of $13 to $15 million and depreciation expenses to fall somewhere between $5.5 and $6.0 million. Earlier this month, Green Mountain Coffee announced plans to build a new distribution and warehousing facility attached to the Company's current plant. This new warehousing and distribution building will incorporate material-handling automation to improve the Company's distribution efficiencies, which the Company anticipates will result in lower overall distribution costs relative to sales over the long-term, as well as allow for increased packaging capacity in the current plant. The Company expects this expansion project to cost approximately $8,400,000 and anticipates utilizing a combination of long-term debt and lease financing to fund the project. The Company expects its EBITDA in 2004, excluding the recognition of Keurig's loss, to be approximately $19 to $21 million.

For the first quarter of fiscal 2004 compared to the first quarter of fiscal 2003, the Company anticipates net sales growth in the range of 13% to 17% and coffee pounds growth of 9% to 11%. The Company expects that its operating margin will be in the range of 11.5% to 11.8%. Net income prior to the recognition of the Keurig, Incorporated loss is expected to increase in the range of 13% to 17% over the same quarter in fiscal 2003. The Company expects that the recognition of its share of Keurig's loss for the first quarter of 2004 will reduce diluted earnings per share by $0.03 to $0.05. The Company anticipates its fully diluted earnings per share for the first quarter to be in the range of $0.32 to $0.35 per share.

There will be further discussion of the fourth quarter and full year 2003 financial results and the Company's future expectations on its conference call and webcast later this morning.

Green Mountain Coffee Roasters, Inc., is a leader in the specialty coffee industry and has been recognized by Forbes magazine for the past three years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially and environmentally responsible initiatives, many of which it has supported for over 10 years. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 8th overall on its 2003 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 90 coffee selections including single-origins, estates, certified organics, Fair Trade, proprietary blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, organizational changes, the impact of a weaker economy, competition, funding availability, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Keurig is currently operating at a loss. Further, there is a high degree of uncertainty around investment spending for the launch of the Keurig Single-Cup Brewer for the home and results could vary materially depending on Keurig, Incorporated's success in entering the home brewer market and its ability to secure adequate financing to support this launch. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, November 20, 2003, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events, as well as AOL, Yahoo and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for four days. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 717982, from 1:30 p.m. ET on Nov. 20th, through midnight on Monday, November 24, 2003.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Consolidated Statement of Operations
(Dollars in thousands except per share data)
	Twelve weeks ended 9/27/03	Twelve weeks ended 9/28/02	Fifty-two weeks ended 9/27/03	Fifty-two weeks ended 9/28/02

Net sales	$ 27,505	$ 21,641	$ 116,727	$ 100,000
Cost of sales	16,588	12,577	67,716	57,134
Gross profit	10,917	9,064	49,011	42,866

Selling and operating expenses	6,090	5,305	27,649	24,696
General and administrative expenses	1,543	1,702	8,241	7,490
Operating income	3,284	2,057	13,121	10,680

Other (expense) income	(58)	24	56	(30)
Interest expense	(93)	(93)	(539)	(280)
Income before income taxes	3,133	1,988	12,638	10,370

Income tax expense	(1,300)	(790)	(5,245)	(4,138)
Income before equity in net earnings of Keurig, Incorporated	1,833	1,198	7,393	6,232
Equity in net earnings of Keurig, Incorporated	(437)	(241)	(1,127)	(262)

Net income	$ 1,396	$ 957	$ 6,266	$ 5,970
	=====	======	======	=====
Basic income per share:
Weighted average shares outstanding	6,935,679	6,715,394	6,859,709	6,677,394
Net income	$ 0.20	$ 0.14	$ 0.91	$ 0.89

Diluted income per share:
Weighted average shares outstanding	7,355,448	7,200,516	7,259,805	7,264,310
Net income	$ 0.19	$ 0.13	$ 0.86	$ 0.82

- more -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheet
(Dollars in thousands)
	September 27, 2003	September 28, 2002

Assets
Current assets:
Cash and cash equivalents	$ 502	$ 800
Receivables, less allowances of $439 and $351 at September 27, 2003, and September 28, 2002, respectively	12,708	9,132
Inventories	7,465	5,876
Other current assets	905	789
Income taxes receivable	276	528
Deferred income taxes, net	756	546
Total current assets	22,612	17,671

Fixed assets, net	22,314	20,834
Investment in Keurig, Incorporated	13,363	14,491
Goodwill and other intangibles	1,446	1,465
Other long-term assets	255	226

	$ 59,990	$ 54,687
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,123	$ 3,193
Accounts payable	6,352	6,271
Accrued compensation costs	2,056	1,031
Accrued expenses	1,823	1,271
Total current liabilities	13,354	11,766

Long-term debt	8,558	12,079
Long-term line of credit	350	3,130
Deferred tax liability	2,460	647
Other long-term liabilities	120	-

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,156,491 and 7,956,872 shares at September 27, 2003 and September 28, 2002, respectively	816	795
Additional paid-in capital	21,669	19,793
Retained earnings	20,914	14,648
Accumulated other comprehensive (loss)	(69)	(12)
ESOP unallocated shares, at cost - 31,181 and 40,941 shares at September 27, 2003 and September 28, 2002, respectively	(846)	(1,109)
Treasury shares, at cost - 1,157,554 and 1,138,273 shares September 27, 2003 and September 28, 2002, respectively	(7,336)	(7,050)
Total stockholders' equity	35,148	27,065

	$ 59,990	$ 54,687
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Total Company Coffee Pounds Shipped by Sales Channel - Unaudited
(As a Percent of Total Coffee Pounds Shipped)

Channel	Q4 12 wks. ended 9/27/03	Q4 12 wks. ended 9/28/02	Q4 Y/Y lb. Change	Q4 % Y/Y lb. Change	52 wks. Ended 9/27/03	52 wks. Ended 9/28/02	Full Year Y/Y lb. Change	Full Year Q4 YTD % Y/Y lb. Change
Supermarkets	1,275,000	961,000	314,000	32.7%	4,710,000	3,780,000	930,000	24.6%
Convenience Stores	1,009,000	792,000	217,000	27.4%	4,527,000	3,968,000	559,000	14.1%
Other Retail	77,000	75,000	2,000	2.7%	290,000	306,000	(16,000)	-5.2%
Restaurants	266,000	258,000	8,000	3.1%	1,138,000	1,156,000	(18,000)	-1.6%
Office Coffee Service Distributors	722,000	604,000	118,000	19.5%	3,329,000	2,935,000	394,000	13.4%
Other Food Service	310,000	240,000	70,000	29.2%	1,158,000	987,000	171,000	17.3%
Consumer Direct	63,000	47,000	16,000	34.0%	417,000	371,000	46,000	12.4%
Totals	3,722,000	2,977,000	745,000	25.0%	15,569,000	13,503,000	2,066,000	15.3%

Note 1: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note 2: Coffee pounds shipped to several of the former Frontier distributors have been reclassified from Other Retail and Other Food Service to the Supermarket channel to reflect the fact that most of their sales are to natural food grocery stores.

Wholesale Coffee Pounds Shipped by Geographic Region - Unaudited
(As a Percentage of Total Wholesale Coffee Pounds Shipped)

Region	Q4 12 wks. ended 9/27/03	Q4 12 wks. ended 9/28/02	Q4 Y/Y lb. Change	Q4 %Y/Y lb. Change	52 wks. Ended 9/27/03	52 wks. Ended 9/28/02	Full Year Y/Y lb. Change	Full Year Q4 YTD % Y/Y lb. Change
Northern New England	1,163,000	1,057,000	106,000	10.0%	4,625,000	4,267,000	358,000	8.4%
Southern New England	667,000	596,000	71,000	11.9%	3,003,000	2,841,000	162,000	5.7%
Mid-Atlantic	1,005,000	817,000	188,000	23.0%	4,422,000	3,770,000	652,000	17.3%
South Atlantic	357,000	225,000	132,000	58.7%	1,447,000	1,164,000	283,000	24.3%
South Central	124,000	78,000	46,000	59.0%	629,000	505,000	124,000	24.6%
Midwest	141,000	90,000	51,000	56.7%	550,000	455,000	95,000	20.9%
West	243,000	94,000	149,000	158.5%	784,000	414,000	370,000	89.4%
International	22,000	20,000	2,000	10.0%	109,000	87,000	22,000	25.3%
Totals	3,722,000	2,977,000	745,000	25.0%	15,569,000	13,503,000	2,066,000	15.3%

Note 1: Excludes coffee pounds shipped in the Consumer Direct channel.
Note 2: The allocation by region of coffee pounds shipped to certain McLane Company, Inc. warehouses for distribution to ExxonMobil convenience stores has been estimated. Since the second quarter of fiscal 2002, these estimates have been based on actual McLane's shipment patterns from each McLane warehouse to ExxonMobil convenience stores.

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